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                                 EMPLOYMENT AGREEMENT



    This Employment Agreement is being entered into as of October 2, 1996 by and between Cadence Design Systems, Inc., a Delaware corporation ("Employer") and Robert P. Wiederhold ("Employee").

                                      AGREEMENT

    In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         1.   TERM.     This Employment Agreement will become effective on the
date (the "Effective Date") that Employer's subsidiary merges into High Level Design Systems, Inc. ("HLD"). Employee agrees to serve as an employee of Employer during the period commencing on the Effective Date and terminating on the first anniversary of the Effective Date (the "Employment Period"). On the Effective Date, in addition to becoming an employee of Employer, Employee will be exchanging his stock interest in HLD for stock and stock options of Employer.

              During the Employment Period, Employee shall serve in such capacity as Employer may specify from time to time and shall have such responsibilities as may be assigned to Employee by Employer. Employee agrees to serve Employer to the best of Employee's ability and to devote substantially all of Employee's working time and efforts during the Employment Period to the business and affairs of Employer.

         2. SALARY. In consideration of the services to be rendered by Employee to Employer during the Employment Period, Employer shall pay to Employee a salary of one hundred and fifty thousand dollars ($150,000) per annum (as may be increased from time to time in accordance with Employer's normal compensation practices), payable at such times as other salaried employees of Employer receive their regular salary payments. In addition, Employee will be eligible to receive additional bonuses and other compensation (if any) as Employee and Employer may agree. Employer shall be entitled to withhold from the salary payments such amounts as Employer is required to withhold under applicable tax laws and other applicable legal requirements.

         3. BENEFITS. During the Employment Period, Employer shall provide to Employee the same benefits that Employer makes generally available to similarly situated employees during the Employment Period, provided that Employee meets the standard eligibility requirements for such benefits.

         4.   TERMINATION.

              (a) VOLUNTARY TERMINATION. If Employee shall voluntarily terminate his employment with Employer during the Employment Period, vesting shall stop permanently with respect to any options which remain unexercisable as of the date of termination of employment and

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all obligations of Employer to Employee, including any obligation to pay salary or other compensation to Employee, shall immediately end upon such termination. Any options which are vested at the time of such voluntary termination must be exercised, if at all, in accordance with the terms of the stock option plan under which they were issued and the stock option agreement by which they are evidenced.

                   In the event that during the one year period immediately following the Employment Period, Employee (after negotiating in good faith with Employer to remain in the employ of, or to act as a consultant to, Employer) voluntarily terminates his employment with Employer and does not accept Employer's offer to become a consultant to Employer, Employer shall continue to pay Employee his salary as described in Section 2 above (but not any bonuses or other compensation) until the first to occur of: (a) Employee's violation of
Section 5 below, (b) Employee becoming an employee of, or a full-time consultant to, a company (other than in violation of Section 5 below), or (c) the expiration of two years from the Effective Date. In addition, Employer shall permit Employee to remain in a limited consulting or other arrangement with Employer as necessary to permit Employee's options to remain outstanding in accordance with the terms (including the vesting schedule) of the stock option plan under which they were issued and the stock option agreement by which they are evidenced. Any options which are vested at the time of such voluntary termination or which vest thereafter must be exercised, if at all, in accordance with the terms of the stock option plan under which they were issued and the stock option agreement by which they are evidenced, except that Employee's options shall terminate upon the first to occur of the expiration date of such options or 30 days following the date on which such options become fully vested for exercise.

              (b) INVOLUNTARY TERMINATION. Employer may terminate Employee's employment, with or without cause, at any time during the Employment Period by delivering written notice of such termination to Employee. If Employer terminates Employee's employment without "cause" during the Employment Period or during the one year immediately following the Employment Period, Employer shall continue to pay Employee his salary (as described in Section 2 above) (but not any bonuses or other compensation) until the first to occur of: (i) Employee becoming an employee of, or full-time consultant to, a company (other than in violation of Section 5 below), or (ii) the expiration of two years from the
Effective Date.   In addition, except as otherwise provided below, Employer
shall permit Employee to remain in a limited consulting or other arrangement with Employer as necessary to permit Employee's options to remain outstanding in accordance with the terms (including the vesting schedule) of the stock option plan under which they were issued and the stock option agreement by which they are evidenced, except that Employee's options shall terminate upon the first to occur of the expiration date of such options or 30 days following the date on which such options become fully vested for exercise.

                   Notwithstanding anything to the contrary contained herein or in the stock option plan under which Employee's options were issued or the stock option agreement by which they are evidenced, if Employee shall violate Section 5 below, Employee's options shall cease to vest and shall terminate as to any vested but unexercised options within 30 days from the date of such violation.


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                   If Employee is terminated by Employer for "cause", all
obligations of Employer to Employee, including any obligation to pay salary or other compensation to Employee, shall immediately end, and Employee's options shall cease to vest and shall terminate as to any vested but unexercised options within 30 days from the date of such termination. Employee shall be considered to have been terminated for "cause" if Employee's employment is terminated for
(a) any gross misconduct, fraud or bad faith in the performance of Employee's employment, (b) Employee's conviction or guilty plea with respect to any felony,
(c) Employee's material breach of this agreement, or (d) Employee's repeated and substantial failure to perform any reasonable duties assigned to Employee by Employer despite written notice delivered to Employee of such failure.

         5. NON-COMPETITION PROVISION. In connection with the acquisition of all of Employee's stock in HLD for stock in Employer, Employee agrees that for a period of two years after the Effective Date, Employee will not own (except for a less than 5% stock ownership in a publicly traded corporation), manage, join, control, be employed by, provide services to or be connected with any electronic design automation company that Employer, acting in good faith and after consultation with Employee, determines to be competitive with Employer.

         6. CONFIDENTIAL INFORMATION AGREEMENT. Employee agrees to sign an Employee Invention and Confidential Information Agreement, a copy of which is attached hereto.

         7. GOVERNING LAW. This agreement shall be governed by the laws of the state of California.

    Please acknowledge your acceptance of this offer and intention to be bound by its terms by signing and dating it below. We look forward to working with you.

Sincerely,

Cadence Design Systems, Inc.


By: ____________________________


Acknowledged and agreed:

________________________________
Robert P. Wiederhold

Date:  October ___, 1996



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